     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1999


                                                               FILE NO. 811-2611
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-1A


REGISTRATION STATEMENT UNDER THE
INVESTMENT COMPANY ACT OF 1940


      AMENDMENT NO. 20                                           [X]



                            VAN KAMPEN EXCHANGE FUND

                        A CALIFORNIA LIMITED PARTNERSHIP
(EXACT NAME OF REGISTRANT AS SPECIFIED IN THE AGREEMENT OF LIMITED PARTNERSHIP)


                                1 PARKVIEW PLAZA


                                  PO BOX 5555


                        OAKBROOK TERRACE, IL 60181-5555

               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)(ZIP CODE)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE (630) 684-6000



                              DENNIS J. MCDONNELL


                            EXECUTIVE VICE PRESIDENT


                          VAN KAMPEN INVESTMENTS INC.


                                1 PARKVIEW PLAZA


                                  PO BOX 5555


                     OAKBROOK TERRACE, ILLINOIS 60181-5555

                    (NAME AND ADDRESS OF AGENT FOR SERVICE)

                             ---------------------

                                   Copies to:

                             WAYNE W. WHALEN, ESQ.
                              THOMAS A. HALE, ESQ.
                SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
                             333 WEST WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 407-0700

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--------------------------------------------------------------------------------

                            VAN KAMPEN EXCHANGE FUND


                                     PART A

                      INFORMATION REQUIRED IN A PROSPECTUS


     Van Kampen Exchange Fund (the "Registrant") is an open-end diversified management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and formed on December 4, 1975 under the Uniform Limited Partnership Act of California. Registrant commenced business as an investment company on December 13, 1976.



     Items 1, 2, 3, 5 and 9 of Part A are omitted pursuant to General Instruction B.2. of Form N-1A.



     This Prospectus, which incorporates by reference the entire Statement of Additional Information, concisely sets forth certain information about the Registrant that a prospective investor should know before investing in shares of the Registrant. Shareholders should read this Prospectus carefully and retain it for future reference. A copy of the Statement of Additional Information may be obtained without charge by calling (800) 341-2911 or for Telecommunications Device for the Deaf at (800) 421-2833. The Statement of Additional Information has been filed with the Securities and Exchange Commission ("SEC") and is available along with other related materials at the SEC's internet web site (http://www.sec.gov).



     This Prospectus is dated April 23, 1999.



ITEM 4.  INVESTMENT OBJECTIVES, PRINCIPAL INVESTMENT STRATEGIES, AND RELATED
         RISKS.



     The Registrant's principal investment objective is long-term growth of capital, while the production of current income is an important secondary objective. Under normal market conditions, the Registrant seeks to achieve these objectives by investing primarily in common stocks or convertible securities of companies believed to have long-term growth potential. The Registrant does not intend to engage to any significant degree in active or frequent trading of portfolio securities. The Registrant's portfolio turnover is reported in its financial statements. The Registrant may, however, for defensive purposes, temporarily invest all or a portion of its assets in other types of securities, including investment grade bonds, preferred stocks and money market obligations such as government securities, certificates of deposit and commercial paper. The effect of taking a temporary defensive position may be that the Registrant does not achieve its investment objective. The foregoing policies may not be changed without approval of a majority of the Registrant's outstanding voting securities. The Registrant's temporary investments will consist of U.S. Treasury Bills and U.S. Treasury Bonds, both issued by and supported by the full faith and credit of the United States Government, and commercial paper rated P-1, if by Moody's Investors Service, Inc., or A-1 if by Standard & Poor's and repurchase agreements with domestic banks and broker-dealers.



     The Registrant is subject to market risk. Market risk is the possibility that the market values of securities owned by the Registrant will decline. Market risk may affect a single issuer, industry, sector of the economy or the market as a whole. Investments in common stocks and convertible securities generally are affected by changes in the stock markets, which fluctuate substantially over time, sometimes suddenly and sharply.



ITEM 6.  MANAGEMENT, ORGANIZATION, AND CAPITAL STRUCTURE.



     The business and affairs of the Registrant are managed under the direction of the Board of Managing General Partners of the Registrant. Subject to the Managing General Partners' oversight, the Adviser (defined below) determines the investment of Registrant's assets, provides administrative services and manages Registrant's business and affairs.



     Van Kampen Asset Management Inc. ("Asset Management" or the "Adviser"), 1 Parkview Plaza, PO Box 5555, Oakbrook Terrace, Illinois 60181-5555 serves as investment adviser to Registrant. The Adviser is a wholly owned subsidiary of Van Kampen Investments Inc. ("Van Kampen Investments"). Van Kampen Investments is a diversified asset management company with more than two million retail investor accounts, extensive capabilities for managing institutional portfolios, and more than $75 billion under management or supervision. Van Kampen Investments' more than 50 open-end and 39 closed-end funds and more than 2,500 unit investment trusts are professionally distributed by leading financial advisers nationwide. Van Kampen Investments is an indirect wholly owned subsidiary of Morgan Stanley Dean Witter & Co.



     Morgan Stanley Dean Witter & Co. and various of its directly or indirectly owned subsidiaries, including Morgan Stanley Dean Witter Investment Management Inc., an investment adviser, Morgan Stanley & Co. Incorporated, a registered broker-dealer and investment adviser, and Morgan Stanley International, are engaged in a wide range of financial services. Their principal businesses include securities underwriting, distribution and trading; merger, acquisition, restructuring and other corporate finance advisory activities; merchant banking; stock brokerage and research services; credit services; asset management; trading of futures, options, foreign exchange, commodities and swaps (involving foreign exchange, commodities, indices and interest rates); real estate advice, financing and investing; and global custody, securities clearance services and securities lending.



     The Registrant retains the Adviser to manage the investment of its assets and to place orders for the purchase and sale of its portfolio securities. Under an investment advisory agreement between the Adviser and the Registrant (the "Advisory Agreement"), the Registrant pays the Adviser a fee monthly calculated at the annual rate of 0.50% of average daily net assets of the Registrant. Under the Advisory Agreement, Registrant also reimburses the Adviser for the cost of the Registrant's accounting services, which include maintaining its financial books and records and calculating its daily net asset value. For the fiscal year ended December 31, 1998, advisory fees paid by the Registrant equaled 0.50% of the Registrant's average net assets.



     The Fund is managed by a management team headed by Jeff New. Mr. New has been primarily responsible for managing the Fund's investment portfolio since May 1998. Mr. New has been Senior Vice President and Portfolio Manager of the Adviser and Van Kampen Investment Advisory Corp. ("Advisory Corp.") since December 1997. Prior to December 1997, Mr. New was Vice President and Portfolio Manager of the Adviser and Advisory Corp. Prior to June 1994, Mr. New was Associate Portfolio Manager of the Adviser. Michael Davis, co-manager since March 1998, is responsible for the day-to-day management of the Fund's investment portfolio. Mr. Davis has been Vice President and Portfolio Manager of the Adviser and Advisory Corp. since March 1998. Mr. Davis has been an investment professional since 1983 and prior to March 1998 the owner of Davis Equity, a stock research company.



     Operating expenses paid by the Registrant include transfer agency fees, custodial fees, legal and accounting fees, the costs of reports and proxies to partners, managing general partners' fees, and all other business expenses not specifically assumed by the Adviser. For the fiscal year ended December 31, 1998, the Registrant's other operating expenses were 0.24% of average net assets.



     The Registrant and the Adviser have adopted Codes of Ethics designed to recognize the fiduciary relationship between the Registrant and the Adviser and its employees. The Codes permit directors, trustees, officers and employees to buy and sell securities for their personal accounts subject to certain restrictions. Persons with access to certain sensitive information are subject to preclearance and other procedures designed to prevent conflicts of interest.



ITEM 7.  SHAREHOLDER INFORMATION.



     The Registrant has outstanding units of partnership interest ("shares") with equal rights to participate in distributions made by Registrant and equal rights to Registrant's assets. Each share is entitled to one vote and there is no cumulative voting. If the Registrant were unable to pay its liabilities, partners receiving distributions could be liable to creditors of Registrant to the extent of such distributions, plus interest.



     The Registrant will determine its net asset value as of the close of each business day on the New York Stock Exchange. The Registrant's net assets equal the value of its portfolio securities, plus all cash and other assets (including dividends and interest accrued but not collected) less all liabilities (including accrued expenses but excluding partner capital contributions). The Registrant's portfolio securities are valued at the last sales price on the exchange where principally traded, or, if no sale occurred on that day, at the mean between the closing bid and asked prices; securities not so traded are valued in like manner, if market quotations are available, or at the mean between the highest bid and the lowest asked prices if there is no last sales price or closing bid and asked prices. The value of any other securities and assets is the fair value as determined in good faith by the Adviser based on procedures approved by the Managing General Partners.


     Shareholders may redeem shares at any time, without charge by the Registrant, at the next determined net asset value per share by submitting a written request in proper form to the Registrant's transfer agent, Van Kampen Investor Services, Inc. ("Investor Services"), PO Box 418256, Kansas City, MO 64141-9256, by placing the redemption request through an authorized dealer or by calling the Registrant. Redemptions are priced at the next computed net asset value per share after acceptance by Investor Services of the request and any other necessary documents in proper order and payment for shares redeemed will be made within seven days thereafter. Redemptions are not made on days during which the New York Stock Exchange is closed. The right of redemption may be suspended and the payment therefore may be postponed for more than seven days during any period when (a) the New York Stock Exchange is closed for other than customary weekends or holidays; (b) trading on the New York Stock Exchange is restricted; (c) an emergency exists as a result of which disposal by the Registrant of securities owned by it is not reasonably practicable or it is not reasonably practicable for the Registrant to fairly determine the value of its net assets; or (d) the SEC, by order, so permits.



     The shares redeemed (other than redemptions under a systematic withdrawal plan) may be paid in cash or securities, at the option of Registrant, and will ordinarily be paid in whole or in part in securities. Registrant's valuation will determine the quantity of securities tendered. Registrant will select securities for tender in redemptions based on tax or investment considerations.



     While there is no charge when shares are redeemed or repurchased through the Registrant or through Van Kampen Funds Inc., an affiliate of the Adviser, dealers may make a charge for effecting a repurchase. Payment for shares redeemed may be postponed or the right of redemption suspended as provided by the rules of the SEC.



     The Registrant makes quarterly distributions of net investment income, exclusive of capital gains, to the partners. The Managing General Partners determine each year whether and to what extent any realized capital gains are to be distributed and such distributions, if any, will be made annually. Distributions, when made, are made equally among the outstanding shares held by shareholders. Dividends and capital gains distributions are automatically applied to purchase additional shares of the Registrant at the next determined net asset value unless the shareholder instructs otherwise.



     The Registrant is classified as a partnership for federal income tax purposes. Each partner is required to report on his personal federal income tax return his share of Registrant's income, gains, losses, deductions and expenses for the taxable year of the Registrant ending within or with his taxable year, regardless of whether cash or other properties are distributed. For federal income tax purposes, capital gain or loss is allocated equally among shares outstanding on the day recognized, and all other items of Registrant's income, gain, loss, deduction and expense during a year are allocated to each partner in the proportion which the total number of shares such partner held on each day during the year bears to the total of the outstanding shares of the Registrant on each day during the year.



     The tax basis to each partner for his shares in Registrant is determined by reference to the basis of the securities and any money that he contributed to the Registrant in exchange for his shares, and increased by his share of the Registrant's taxable income and decreased (but not below zero) principally by the Registrant's distributions and his share of the Registrant's net losses. If cash distributed exceeds basis, the excess will be taxable as gain from the sale of a capital asset. The Registrant's tax basis in the securities contributed by the partners is the same as that of the partners contributing such securities.



     Redemptions for cash will generally be taxable as capital gains to the extent that such cash exceeds a partner's adjusted tax basis in his shares of the Registrant. The receipt of securities on redemption is not a taxable event to the partner or to the Registrant. The partner's basis in securities received on redemption will be the same as the Registrant's. Net long-term capital gains realized by the Registrant will be taxable to the partners at the current capital gain rates.

ITEM 8.  DISTRIBUTION ARRANGEMENTS.



        Not Applicable.

                            VAN KAMPEN EXCHANGE FUND


                                     PART B

         INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION


ITEM 10.  COVER PAGE AND TABLE OF CONTENTS.



     This Statement of Additional Information is not a prospectus. This Statement of Additional Information should be read in conjunction with the Van Kampen Exchange Fund (the "Registrant") prospectus (the "Prospectus") dated as of the same date as this Statement of Additional Information. This Statement of Additional Information does not include all of the information a prospective investor should consider before purchasing shares of the Registrant. Investors should obtain and read the Prospectus prior to purchasing shares of the Registrant. A Prospectus may be obtained without charge by writing or calling Van Kampen Funds Inc. (the "Distributor") at 1 Parkview Plaza, PO Box 5555, Oakbrook Terrace, Illinois 60181-5555 at (800) 341-2911.



     This Statement of Additional Information is dated April 23, 1999.



                                                                          PAGE
                                                                          ----
          Fund History................................................    B-1
          Description of the Fund and its Investment Risks............    B-1
          Management of the Fund......................................    B-3
          Control Persons and Principal Holders of Securities.........    B-10
          Investment Advisory and Other Services......................    B-10
          Brokerage Allocation and Other Practices....................    B-11
          Capital Stock and Other Securities..........................    B-13
          Purchase, Redemption and Pricing of Shares..................    B-13
          Taxation of the Fund........................................    B-13
          Underwriters................................................    B-13
          Calculation of Performance Data.............................    B-13
          Financial Statements........................................    F-1



ITEM 11.  FUND HISTORY.



     The Registrant was formed on December 4, 1975 under the Uniform Limited Partnership Act of California. Registrant commenced business as an investment company on December 13, 1976 under the name American General Exchange Fund.



     On September 9, 1983, the name of the Registrant was changed from American General Exchange Fund to American Capital Exchange Fund. The name of the Registrant was changed from American Capital Exchange Fund to Van Kampen American Capital Exchange Fund (a California Limited Partnership) on April 26, 1996. The Registrant began using its current name on December 9, 1998.



ITEM 12.  DESCRIPTION OF THE FUND AND ITS INVESTMENT RISKS.



     The Registrant is a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"). The Registrant's principal investment objective is long-term growth of capital, while the production of current income is an important secondary objective. Under normal market conditions, the Registrant seeks to achieve these objectives by investing primarily in common stocks or convertible securities of companies believed to have long-term growth potential. In seeking to attain its investment objectives of long-term growth of capital, and, secondarily, production of income, Registrant will acquire securities for long-term appreciation and does not intend to engage to any significant degree in short-term trading. Capital gains taxes will be considered in determining the sale of portfolio securities. However, sales will be effected whenever believed to be in the best interests of the Partners, even though capital gains may be recognized thereby.

     Registrant has no present intention of investing in corporate bonds, preferred stocks or certificates of deposit in an amount in excess of 5% of the value of its net assets.



     Registrant has adopted certain fundamental investment restrictions which may not be changed without approval by the vote of a majority of its outstanding voting shares, which is defined by the 1940 Act, as the lesser of (i) 67% or more of the voting securities present at a meeting, if the holders of more than 50% of the outstanding voting securities are present or represented by proxy, or
(ii) more than 50% of the outstanding voting securities. Registrant may not:


     (1) Purchase securities on margin or make short sales.

     (2) Purchase or write any options, puts, calls, straddles, spreads or combinations thereof.

     (3) Borrow money, except from banks for a purpose other than the purchase of securities, such borrowing not to exceed 5% of the Registrant's total assets at market value at the time of borrowing. Any such borrowing may be secured provided that not more than 10% of the total assets at market value at the time of pledging may be used as security for such borrowings.

     (4) Engage in the underwriting of securities or invest in securities subject to restrictions on resale.

     (5) Invest more than 25% of its assets at market value at the time of purchase in securities of companies all of which conduct their principal activities in the same industry.

     (6) Invest in real estate (including interests in real estate investment trusts) or invest in oil, gas or mineral exploration or development programs, except in publicly traded securities of issuers which engage in such business.

     (7) Buy or sell commodities or commodity contracts.

     (8) Make loans of money or securities to other persons provided that this limitation shall not prevent the purchase of a portion of an issue of bonds, notes, debentures or other debt securities which are publicly distributed or of a type customarily purchased by institutional investors.

     (9) Invest more than 5% of its total assets at market value at the time of purchase in the securities of any one issuer (other than obligations of the United States Government or any instrumentalities thereof).

     (10) Purchase securities if such purchase would result in the Registrant owning more than 10% of the outstanding voting securities of any one issuer at the time of purchase.


     (11) Invest in securities of companies which have a record, together with their predecessors, of less than three years of continuous operation.


     (12) Purchase securities issued by any other investment company or investment trust.

     (13) Purchase or hold securities of any company if any of its General Partners, or officers or directors of Registrant's investment adviser, who beneficially own more than 0.50% of the securities of that company together own beneficially more than 5% of the securities of such company.

     (14) Invest in companies for the purpose of exercising control or management. (Registrant's officers may be authorized to vote proxies issued with respect to its portfolio securities consistently with its investment objectives).

     (15) Invest in or hold warrants unless received with respect to securities held by Registrant.

     (16) Invest in foreign securities unless listed at the time of purchase on the New York Stock Exchange.

     (17) Invest more than 5% of its total assets at market value at the time of purchase in equity securities which are not readily marketable.

     Registrant does not issue senior securities. The Registrant's portfolio had no turnover during the fiscal year ended December 31, 1998.



ITEM 13.  MANAGEMENT OF THE FUND.



     The Managing General Partners and executive officers and their principal occupations for the past five years are listed below.



             NAME AND                   POSITION HELD                  PRINCIPAL OCCUPATIONS
             ADDRESS                   WITH REGISTRANT                  DURING PAST 5 YEARS
             --------                  ---------------                 ---------------------
David C. Arch                       Managing General        Chairman and Chief Executive Officer of
  1800 Swift Drive                  Partner                 Blistex Inc., a consumer health care
  Oak Brook, IL 60523                                       products manufacturer. Director of Elmhurst
  Date of Birth: 07/17/45                                   College and the Illinois Manufacturers'
                                                            Assoc. Trustee of each of the other funds in
                                                            the Fund Complex (defined below)
Rod Dammeyer                        Managing General        Managing General Partner of Equity Group
  Two North Riverside Plaza         Partner                 Corporate Investments, a company that makes
  Suite 600                                                 private equity investments in other
  Chicago, IL 60606                                         companies, and Vice Chairman and Director of
  Date of Birth: 11/05/40                                   Anixter International Inc., a value-added
                                                            provider of integrated networking and
                                                            cabling solutions that support business
                                                            information and network infrastructure
                                                            requirements (employed by Anixter since
                                                            1985). Member of the Board of Directors of
                                                            TeleTech Holdings Inc., Metal Management,
                                                            Inc., Stericycle, Inc., Transmedia Networks,
                                                            Inc., Jacor Communications, Inc., CNA
                                                            Surety, Corp., IMC Global Inc., Antec
                                                            Corporation and Groupo Azucarero Mexico
                                                            (GAM). Prior to 1998, Mr. Dammeyer was a
                                                            Director of Lukens, Inc., Capsure Holdings
                                                            Corp., Revco D.S., Inc., the Chase Manhattan
                                                            Corporation National Advisory Board and
                                                            Sealy, Inc. Prior to 1997, President, Chief
                                                            Executive Officer and a Director of Great
                                                            American Management & Investment, Inc., a
                                                            diversified manufacturing company, and a
                                                            Director of Santa Fe Energy Resources, Inc.,
                                                            Falcon Building Products, Inc., Lomas
                                                            Financial Corporation, Santa Fe Pacific
                                                            Corporation, Q-Tel, S.A. de C.V. and
                                                            Servicios Financieros Quadrum, S.A. Trustee
                                                            of each of the other funds in the Fund
                                                            Complex.
Howard J Kerr                       Managing General        Prior to 1998, President and Chief Executive
  736 North Western Ave.            Partner                 Officer of Pocklington Corporation, Inc., an
  P.O. Box 317                                              investment holding company. Director of
  Lake Forest, IL 60045                                     Canbra Foods, Ltd., a Canadian oilseed
  Date of Birth: 11/17/35                                   crushing, refining, processing and packaging
                                                            operation. Trustee of each of the other
                                                            funds in the Fund Complex.

             NAME AND                   POSITION HELD                  PRINCIPAL OCCUPATIONS
             ADDRESS                   WITH REGISTRANT                  DURING PAST 5 YEARS
             --------                  ---------------                 ---------------------
Dennis J. McDonnell*                Chief Executive         President, Chief Operating Officer and a
  1 Parkview Plaza                  Officer, Chairman of    Director of Van Kampen Asset Management Inc.
  PO Box 5555                       the Board and Managing  ("Asset Management" or the "Adviser"), Van
  Oakbrook Terrace, IL 60181-5555   General Partner         Kampen Investment Advisory Corp. ("Advisory
  Date of Birth: 05/20/42                                   Corp."), Van Kampen Advisors Inc., and Van
                                                            Kampen Management Inc. ("Management Inc.")
                                                            (The Adviser, Advisory Corp. and Management
                                                            Inc. are collectively referred to herein as
                                                            the "Advisers.") Executive Vice President
                                                            and Director of Van Kampen Investments Inc.
                                                            ("Van Kampen Investments"). Prior to July of
                                                            1998, Executive Vice President and Director
                                                            of VK/AC Holding, Inc. Prior to April of
                                                            1998, President and a Director of Van Kampen
                                                            Merritt Equity Advisors Corp. Prior to April
                                                            of 1997, Director of Van Kampen Merritt
                                                            Equity Holdings Corp. Prior to September of
                                                            1996, Chief Executive Officer and Director
                                                            of MCM Group, Inc., McCarthy, Crisanti &
                                                            Maffei, Inc. and Chairman and Director of
                                                            MCM Asia Pacific Company Limited and MCM
                                                            (Europe) Limited. Prior to July of 1996,
                                                            President, Chief Operating Officer and
                                                            Trustee of VSM Inc. and VCJ Inc. Chief
                                                            Executive Officer and President of certain
                                                            open end and closed end investment companies
                                                            advised by the Advisers, and President and
                                                            Chairman of the Board of Trustees or
                                                            Managing General Partners of each of the
                                                            funds in the Fund Complex.
Steven Muller, Ph.D.                Managing General        President Emeritus of The Johns Hopkins
  The Johns Hopkins University      Partner                 University. Director of Beneficial
  1619 Massachusetts Ave., N.W.,                            Corporation (bank holding company) and
  Suite 711                                                 Milpore Corporation (biotechnology). Prior
  Washington, D.C. 20036                                    to December of 1997, Trustee of the Common
  Date of Birth: 11/22/27                                   Sense Trust and Chairman of the 21st Century
                                                            Foundation (public affairs). Prior to May of
                                                            1997, Director of BT Alex Brown and Sons
                                                            (investment banking). Trustee of each of the
                                                            funds in the Fund Complex.
Theodore A. Myers                   Managing General        Senior Financial Advisor (and prior to 1996,
  550 Washington Avenue             Partner                 an Executive Vice President and Chief
  Glencoe, IL 60022                                         Financial Officer) of Qualitech Steel
  Date of Birth: 08/03/30                                   Corporation, a producer of high quality
                                                            engineered steels for automotive,
                                                            transportation and capital goods industries.
                                                            Director of COVA Series Trust of COVA
                                                            Financial Life Insurance (formerly known as
                                                            Xerox Life). Prior to 1997, Director of
                                                            McClouth Steel and a Member of the Arthur
                                                            Anderson Chief Financial Officer Advisory
                                                            Committee. Trustee of each of the funds in
                                                            the Fund Complex.

             NAME AND                   POSITION HELD                  PRINCIPAL OCCUPATIONS
             ADDRESS                   WITH REGISTRANT                  DURING PAST 5 YEARS
             --------                  ---------------                 ---------------------
Don G. Powell                       Managing General        Currently a member of the board of governors
  3 Wexford Court                   Partner                 and executive committee for the Investment
  Houston, TX 77024                                         Company Institute, and a member of the Board
  Date of Birth: 10/19/39                                   of Trustees of the Houston Museum of Natural
                                                            Science. Prior to January 1999, Chairman of
                                                            the Investment Company Institute, Chairman
                                                            and a Director of Van Kampen Investments,
                                                            the Advisers, the Distributor, Van Kampen
                                                            Investor Services Inc. ("Investor
                                                            Services"), Van Kampen Advisors Inc., Van
                                                            Kampen Recordkeeping Services Inc., American
                                                            Capital Contractual Services Inc., Van
                                                            Kampen Merritt Equity Advisors Corp., Van
                                                            Kampen Insurance Agency of Illinois Inc.,
                                                            Van Kampen System Inc., Van Kampen Trust
                                                            Company, Van Kampen Services Inc. and Van
                                                            Kampen Exchange Corp. Prior to July of 1998,
                                                            Director and Chairman of VK/AC Holding, Inc.
                                                            Prior to 1997, Chairman, President and
                                                            Director of American Capital Shareholders
                                                            Corporation. Prior to April of 1997,
                                                            Chairman, President and Director of Van
                                                            Kampen Merritt Equity Holdings Corp. Prior
                                                            to July of 1996, Chairman and Director of
                                                            VSM Inc. and VCJ Inc. Prior to September
                                                            1996, Chairman and Director of McCarthy,
                                                            Crisanti & Maffei, Inc. and McCarthy,
                                                            Crisanti & Maffei Acquisition Corporation.
                                                            Prior to November 1996, President, Chief
                                                            Executive Officer and a Director of VK/AC
                                                            Holding, Inc. Trustee or Director of other
                                                            investment companies advised by the Advisers
                                                            and their affiliates and Trustee of each of
                                                            the funds in the Fund Complex.
Hugo F. Sonnenschein                Managing General        President of the University of Chicago.
  5801 South Ellis Avenue           Partner                 Member of the Board of Trustees of the
  Suite 502                                                 University of Rochester and a member of its
  Chicago, IL 60637                                         investment committee. Member of the National
  Date of Birth: 11/14/40                                   Academy of Sciences and a fellow of the
                                                            American Academy of Arts and Sciences.
                                                            Trustee of each of the funds in the Fund
                                                            Complex.
Wayne W. Whalen*                    Managing General        Partner in the law firm of Skadden, Arps,
  333 W. Wacker Dr.                 Partner                 Slate, Meagher & Flom (Illinois), legal
  Chicago, IL 60606                                         counsel to the Registrant, and other
  Date of Birth: 08/22/39                                   investment companies advised by the
                                                            Advisers. Trustee/Director of other
                                                            investment companies advised by the Advisers
                                                            and Trustee of each of the funds in the Fund
                                                            Complex.


---------------

* Mr. McDonnell is an "interested person" (within the meaning of Section 2(a)(19) of 1940 Act) of the Adviser and the Registrant by reason of his position with the Adviser. Mr. Whalen is an interested person of the Registrant by reason of his firm acting as legal counsel to the Registrant.

                                    OFFICERS


     Messrs. Hegel, Wood, Sullivan, Dalmaso, Martin, Wetherell and Hill are located at 1 Parkview Plaza, PO Box 5555, Oakbrook Terrace, IL 60181-5555. The Fund's other officers are located at 2800 Post Oak Blvd., Houston, TX 77056.



                                     POSITIONS AND                     PRINCIPAL OCCUPATIONS
        NAME AND AGE          OFFICES WITH THE REGISTRANT               DURING PAST 5 YEARS
        ------------          ---------------------------              ---------------------
Peter W. Hegel..............  Vice President                Executive Vice President of the Advisers
  Date of Birth: 06/25/56                                   and Van Kampen Advisors Inc. Prior to
                                                            September of 1996, Director of McCarthy,
                                                            Crisanti & Maffei, Inc. Prior to July of
                                                            1996, Director of VSM Inc. Vice President
                                                            of each of the funds in the Fund Complex
                                                            and certain other investment companies
                                                            advised by the Advisers or their
                                                            affiliates.

Curtis W. Morell............  Vice President and Chief      Senior Vice President of the Adviser and
  Date of Birth: 08/04/46     Accounting Officer            Advisory Corp. Vice President and Chief
                                                            Accounting Officer of each of the funds in
                                                            the Fund Complex and certain other
                                                            investment companies advised by the
                                                            Advisers or their affiliates.

A. Thomas Smith III.........  Vice President and Secretary  Executive Vice President, General Counsel,
  Date of Birth: 12/14/56                                   Secretary and Director of Van Kampen
                                                            Advisors Inc., the Adviser, Advisory Corp.,
                                                            Management Inc., Van Kampen Investments,
                                                            Van Kampen Funds Inc., American Capital
                                                            Contractual Services, Inc., Van Kampen
                                                            Exchange Corp., Van Kampen Recordkeeping
                                                            Services Inc., Van Kampen Investor
                                                            Services, Inc., Van Kampen Insurance Agency
                                                            of Illinois Inc. and Van Kampen System Inc.
                                                            From January 1994 through January 1999,
                                                            counsel to New York Life Insurance Company,
                                                            serving as Vice President and Associate
                                                            General Counsel since March of 1997.
                                                            Assistant General Counsel of The Dreyfus
                                                            Corporation from September 1991 to December
                                                            1993 and a Senior Associate of Willkie Farr
                                                            & Gallagher from February 1989 to August
                                                            1991. From January 1986 to January 1989,
                                                            Staff Attorney with the U.S. Securities and
                                                            Exchange Commission in the Division of
                                                            Investment Management's Office of Chief
                                                            Counsel. Vice President and Secretary of
                                                            each of the funds in the Fund Complex.

John L. Sullivan............  Vice President, Treasurer     Senior Vice President of the Adviser,
  Date of Birth: 08/20/55     and Chief Financial Officer   Advisory Corp. and Van Kampen Investments.
                                                            Treasurer of each of the funds in the Fund
                                                            Complex and certain other investment
                                                            companies advised by the Advisers or their
                                                            affiliates.

                                     POSITIONS AND                     PRINCIPAL OCCUPATIONS
        NAME AND AGE          OFFICES WITH THE REGISTRANT               DURING PAST 5 YEARS
        ------------          ---------------------------              ---------------------
Stephen L. Boyd.............  Chief Investment Officer      Executive Vice President of the Adviser,
  Date of Birth: 11/16/40                                   Advisory Corp. and Management Inc. Prior to
                                                            October 1998, Vice President and Senior
                                                            Portfolio Manager with AIM Capital
                                                            Management, Inc. Prior to February of 1998,
                                                            Senior Vice President and Portfolio Manager
                                                            with Van Kampen American Capital Asset
                                                            Management, Inc., Van Kampen American
                                                            Capital Investment Advisory Corp. and Van
                                                            Kampen American Capital Management, Inc.
                                                            Vice President of each of the funds in the
                                                            Fund Complex and certain other investment
                                                            companies advised by the Advisers or their
                                                            affiliates.

Paul R. Wolkenberg..........  Vice President                Executive Vice President and Director of
  Date of Birth: 11/10/44                                   Van Kampen Investments. Executive Vice
                                                            President of the Adviser, Advisory Corp.
                                                            and the Distributor. President, Chief
                                                            Operating Officer and Director of Van
                                                            Kampen Recordkeeping Services Inc.
                                                            President, Chief Executive Officer and
                                                            Director of Van Kampen Trust Company.
                                                            President and Director of Investor
                                                            Services. Prior to July of 1998, Executive
                                                            Vice President and Director of VK/AC
                                                            Holding, Inc. Vice President of each of the
                                                            funds in the Fund Complex and certain other
                                                            investment companies advised by the
                                                            Advisers or their affiliates.

Edward C. Wood III..........  Vice President                Senior Vice President of Van Kampen
  Date of Birth: 01/11/56                                   Investments, the Adviser, Advisory Corp.
                                                            and Management Inc. Senior Vice President
                                                            and Chief Operating Officer of the
                                                            Distributor. Vice President of each of the
                                                            funds in the Fund Complex and certain other
                                                            investment companies advised by the
                                                            Advisers or their affiliates.

Tanya M. Loden..............  Financial Officer             Vice President of the Adviser, Advisory
  Date of Birth: 11/19/59                                   Corp. and Van Kampen Investments.
                                                            Controller of each of the funds in the Fund
                                                            Complex and other investment companies
                                                            advised by the Advisers or their
                                                            affiliates.

Nicholas Dalmaso............  Legal Officer and Assistant   Vice President, Associate General Counsel
  Date of Birth: 03/01/65     Secretary                     and Assistant Secretary of Van Kampen
                                                            Investments, the Adviser, Advisory Corp.,
                                                            the Distributor, Van Kampen Advisors Inc.
                                                            and Management Inc. Assistant Secretary of
                                                            each of the funds in the Fund Complex and
                                                            other investment companies advised by the
                                                            Advisers or their affiliates.

                                     POSITIONS AND                     PRINCIPAL OCCUPATIONS
        NAME AND AGE          OFFICES WITH THE REGISTRANT               DURING PAST 5 YEARS
        ------------          ---------------------------              ---------------------
Scott E. Martin.............  Legal Officer and Assistant   Senior Vice President, Deputy General
  Date of Birth: 08/20/56     Secretary                     Counsel and Assistant Secretary of Van
                                                            Kampen Investments. Senior Vice President,
                                                            Deputy General Counsel and Secretary of the
                                                            Adviser, the Advisory Corp., the
                                                            Distributor, Investor Services, American
                                                            Capital Contractual Services, Inc.,
                                                            Management Inc., Van Kampen Exchange Corp.,
                                                            Van Kampen Advisors Inc., Van Kampen
                                                            Insurance Agency of Illinois Inc., Van
                                                            Kampen System Inc. and Van Kampen
                                                            Recordkeeping Services Inc. Prior to July
                                                            of 1998, Senior Vice President, Deputy
                                                            General Counsel and Assistant Secretary of
                                                            VK/AC Holding, Inc. Prior to April of 1998,
                                                            Senior Vice President, Deputy General
                                                            Counsel and Secretary of Van Kampen Equity
                                                            Advisors Corp. Prior to April of 1997,
                                                            Senior Vice President, Deputy General
                                                            Counsel and Secretary of Van Kampen
                                                            American Capital Services, Inc. and Van
                                                            Kampen Merritt Holdings Corp. Prior to
                                                            September of 1996, Deputy General Counsel
                                                            and Secretary of McCarthy, Crisanti &
                                                            Maffei, Inc., and prior to July of 1996,
                                                            Senior Vice President, Deputy General
                                                            Counsel and Secretary of VSM Inc. and VCJ
                                                            Inc. Assistant Secretary of each of the
                                                            funds in the Fund Complex and other
                                                            investment companies advised by the
                                                            Advisers or their affiliates.

Weston B. Wetherell.........  Legal Officer and Assistant   Vice President, Associate General Counsel
  Date of Birth: 06/15/56     Secretary                     and Assistant Secretary of Van Kampen
                                                            Investments, the Adviser, Advisory Corp.,
                                                            the Distributor, Management Inc. and Van
                                                            Kampen Advisors Inc. Assistant Secretary of
                                                            each of the funds in the Fund Complex and
                                                            other investment companies advised by the
                                                            Advisers or their affiliates.

Steven M. Hill..............  Assistant Treasurer           Vice President of the Adviser, Advisory
  Date of Birth: 10/16/64                                   Corp., Management Inc. and Van Kampen
                                                            Investments. Assistant Treasurer of each of
                                                            the funds in the Fund Complex and other
                                                            investment companies advised by the
                                                            Advisers or their affiliates.

Michael Robert Sullivan.....  Assistant Controller          Assistant Vice President of the Adviser,
  Date of Birth: 03/30/33                                   Advisory Corp., Management Inc. and Van
                                                            Kampen Investments. Assistant Controller of
                                                            each of the funds in the Fund Complex and
                                                            other investment companies advised by the
                                                            Advisers or their affiliates.



     The following table shows aggregate compensation paid to each of the Registrant's Managing General Partners by the Registrant for the Registrant's last fiscal year ended December 31, 1998 and from the Fund Complex (defined below) for the calendar year ended December 31, 1998. The officers and Managing General Partners act as officers and trustees of other funds in the Fund Complex (defined below). The compensation of officers and Managing General Partners/Trustees who are affiliated persons (as defined in the 1940 Act) of the Adviser is paid by the Adviser. Funds in the Fund Complex, including the Registrant, pay compensation to Managing General Partners/Trustees who are not affiliated with the Adviser or Van Kampen Investments ("Non-Affiliated Trustees"). The funds in the Fund Complex pay (i) an annual Fund Complex retainer (generally equal to the product of $2,500 times the number of funds in the Fund Complex), which is then allocated among the funds in the Fund Complex based on each fund's relative net assets, and (ii) a meeting fee of $250 per fund per meeting as well as reimbursement of expenses incurred in connection with such meetings. Each of the funds in Fund Complex other than the Registrant has adopted a deferred compensation plan for Non-Affiliated Trustees that allows such trustees to defer receipt of compensation and earn a return on such deferred amounts based upon the return of common shares of funds in the Fund Complex as selected by such trustee. Each of the funds in the Fund Complex other than the Registrant has adopted a retirement plan for Non-Affiliated Trustees which provides retirement benefits to Non-Affiliated Trustees that have at least ten years of service for a fund (including years of service prior to adoption of the retirement plan) and retire at or after attaining the age of 62 equal to $2,500 per fund for each of the ten years following such trustee's retirement.


                               COMPENSATION TABLE




                                                                                  FUND COMPLEX
                                                          -------------------------------------------------------------
                                                                                                             TOTAL
                                            AGGREGATE      ESTIMATED AGGREGATE         ESTIMATED         COMPENSATION
                              YEAR OF     COMPENSATION    PENSION OR RETIREMENT        AGGREGATE        BEFORE DEFERRAL
                             ELECTION/      FROM THE         BENEFITS ACCRUED       ANNUAL BENEFITS        FROM THE
         NAME(1)            APPOINTMENT   REGISTRANT(2)   AS PART OF EXPENSES(3)   UPON RETIREMENT(4)   FUND COMPLEX(5)
         -------            -----------   -------------   ----------------------   ------------------   ---------------
David C. Arch.............     1998          $2,190              $10,861                $97,500            $160,875
Rod Dammeyer..............     1998           2,190               19,532                 97,500             161,125
Howard J Kerr.............     1998           2,190               37,215                 96,250             161,125
Steven Muller.............     1998           2,190               22,683                  7,500             161,125
Theodore A. Myers.........     1998           2,190               66,530                 81,750             161,125
Hugo F. Sonnenschein......     1998           2,190               18,878                 97,500             161,125
Wayne W. Whalen...........     1998           2,190               22,126                 97,500             160,625


---------------

(1) Messrs. McDonnell and Powell are affiliated persons of the Adviser and do not receive compensation or retirement benefits from the Registrant.



(2) The amounts shown in this column represent the Aggregate Compensation from the Registrant for each Managing General Partner for the Registrant's fiscal year ending December 31, 1998.



(3) Funds in the Fund Complex other than the Registrant have adopted retirement plans for trustees who are not affiliated persons of the Adviser or Van Kampen Investments. The amounts shown in this column represent the sum of the estimated pension or retirement benefit accruals expected to be accrued by such funds for their respective fiscal years ended 1998.



(4) Funds in the Fund Complex other than the Registrant have adopted retirement plans for trustees who are not affiliated persons of the Adviser or Van Kampen Investments. The amounts shown in this column represents the sum of the estimated annual benefits payable per year by such funds for each year of the 10-year period commencing in the year of such trustee's anticipated retirement.



(5) The "Fund Complex" currently consists of 42 investment companies (including the Registrant) advised by the Adviser or its affiliates that have the same members on each investment company's Board of Trustees/Managing General Partners. The amounts shown in this column are accumulated from the Aggregate Compensation of the 42 investment companies in the Fund Complex for the calendar year ended December 31, 1998 before deferral by the trustees under the deferred compensation plan. The Adviser also serves as investment adviser for other investment companies; however, with the exception of Mr. Whalen, the Non-Affiliated Trustees are not trustees of other investment companies. Combining the Fund Complex with other investment companies advised by the Adviser or its affiliates, Mr. Whalen received Total Compensation of $285,825 for the year ended December 31, 1998.

Skadden, Arps, Slate, Meagher & Flom (Illinois) serves as legal counsel to the Registrant.


ITEM 14.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.



           As of April 6, 1999, no person was known by the Registrant to own beneficially or to hold of record 5% or more of the outstanding shares of the Registrant, except as follows:



                                                                               AMOUNT      PERCENTAGE
                                NAME AND ADDRESS OF HOLDER                  OF OWNERSHIP   OWNERSHIP
                                --------------------------                  ------------   ----------
                 Comerica Bank of Detroit and Edward Mardigian, TR             45,045       16.13%
                 DTD 8/2/77 with Helen Mardigian
                 Mutual Funds Unit/MC 3446
                 P.O. Box 75000
                 Detroit, MI 48275-0001
                 Richard F. McCarthy and Walter R. McCarthy,                   15,000       5.37%
                 Trustees for the Richard F. McCarthy Trust
                 DTD 09/27/89
                 540 Indian Mound St., E 1-D
                 Wayzata, MN 55391-1745
                 George O. and Sidney M. Thorson, a partnership                14,863       5.32%
                 P.O. Box 1847
                 Friday Harbor, WA 98250-1847



           At April 6, 1999, all Managing General Partners and officers as a group owned less than 1% of Registrant's outstanding voting securities.



ITEM 15.  INVESTMENT ADVISORY AND OTHER SERVICES.



     The Adviser and Investor Services, the Registrant's shareholder service agent, are wholly owned subsidiaries of Van Kampen Investments, which is an indirect wholly owned subsidiary of Morgan Stanley Dean Witter & Co. The Adviser's principal office is located at 1 Parkview Plaza, PO Box 5555, Oakbrook Terrace, Illinois 60181-5555.



     Morgan Stanley Dean Witter & Co. and various of its directly or indirectly owned subsidiaries, including Morgan Stanley Dean Witter Investment Management Inc., an investment adviser, Morgan Stanley & Co. Incorporated, a registered broker and investment adviser, and Morgan Stanley International, are engaged in a wide range of financial services. Their principal businesses include securities underwriting, distribution and trading; merger, acquisition, restructuring and other corporate finance advisory activities; merchant banking; stock brokerage and research services; credit services; asset management; trading of futures, options, foreign exchange, commodities and swaps (involving foreign exchange, commodities, indices and interest rates); real estate advice, financing and investing; and global custody, securities clearance services and securities lending.



     Registrant and the Adviser are parties to an investment advisory agreement (the "Agreement"). Under the Advisory Agreement, Registrant pays to the Adviser as compensation for the services rendered, facilities furnished, and expenses paid by it a fee payable monthly computed on average daily net assets of Registrant at annual rate of 0.50%. The Adviser received $392,400, $351,434 and $264,323, in advisory fees from the Registrant during the fiscal years ended December 31, 1998, 1997 and 1996, respectively.



     The average net asset value is determined by taking the average of all of the determinations of net asset value for each business day during a given calendar month. Such fee is payable for each calendar month as soon as practicable after the end of that month. The fee payable to the Adviser is reduced by any commissions, tender solicitation and other fees, brokerage or similar payments received by the Adviser or any other direct or indirect majority owned subsidiary of Van Kampen Investments, in connection with the purchase and sale of portfolio investments of the Registrant, less any direct expenses incurred by such subsidiary of Van Kampen Investments in connection with obtaining such payments. The Adviser agrees to use its best efforts to recapture tender solicitation fees and exchange offer fees for the Registrant's benefit, and to advise the Managing General Partners of Registrant of any other commissions, fees, brokerage or similar payments which may be possible under applicable laws for the Adviser or any other direct or indirect majority owned subsidiary of Van Kampen Investments to receive in connection with Registrant's portfolio transactions or other arrangements which may benefit Registrant.


     The agreement also provides that, in the event the ordinary business expenses of Registrant for any fiscal year exceed 1 1/2% of the first $30 million of the Registrant's average net assets, plus one percent of any excess over $30 million, the compensation due the Adviser will be reduced by the amount of such excess and that, if a reduction in and refund of the advisory fee is insufficient, the Adviser will pay the Registrant monthly an amount sufficient to make up the deficiency, subject to readjustment during the year. Ordinary business expenses do not include (1) interest and taxes, (2) brokerage commissions and (3) certain litigation and indemnification expenses as described in the Advisory Agreement.

     The Advisory Agreement may be continued from year to year if specifically approved at least annually (a)(i) by the Registrant's Managing General Partners or (ii) by vote of a majority of the Registrant's outstanding voting securities and (b) by the affirmative vote of a majority of the Managing General Partners who are not parties to the agreement or interested persons of any such party by votes cast in person at a meeting called for such purpose. The Advisory Agreement provides that it shall terminate automatically if assigned and that it may be terminated without penalty by either party on 30 days written notice.


     Under the Agreement, Registrant retains the Adviser to manage the investment of its assets and to place orders for the purchase and sale of its portfolio securities. The Adviser is responsible for obtaining and evaluating economic, statistical, and financial data and for formulating and implementing investment programs in furtherance of Registrant's investment objectives. The Adviser also furnishes at no cost to Registrant (except as noted herein) the services of sufficient executive and clerical personnel for Registrant as are necessary to prepare registration statements, partner reports, and notices and proxy solicitation materials. In addition, the Adviser furnishes at no cost to Registrant the services of a Chief Executive Officer and other executive and clerical personnel, as needed.



     Under the Agreement, Registrant bears the cost of its accounting services, which includes maintaining its financial books and records and calculating its daily net asset value. The costs of such accounting services include the salaries and overhead expenses of the Registrant's Principal Financial and Accounting Officer and the personnel operating under his direction. For the fiscal years ended December 31, 1998, 1997 and 1996, the Registrant paid $37,400, $15,313 and $50,358, respectively, for such services. A portion of these amounts were paid to the Adviser in reimbursement of personnel, facilities and equipment costs attributable to the provision of accounting services to Registrant. The services provided by the Adviser are at cost which is allocated among the investment companies advised or sub-advised by the Adviser. Registrant also pays transfer agency fees, custodian fees, legal and auditing fees, the costs of reports to partners and all other ordinary expenses not specifically assumed by the Adviser.



     The custodian of all the assets of Registrant is State Street Bank and Trust Company located at 225 Franklin Street, Boston, Massachusetts 02110.



     KPMG LLP, 303 East Wacker Drive, Chicago Illinois, the independent accountants for the Registrant, performs an annual audit of the Registrant's financial statements.



     Van Kampen Investor Services Inc. ("Investor Services"), PO Box 418256, Kansas City, MO 64141-9256, a wholly owned subsidiary of Van Kampen Investments serves as shareholder service agent for the Fund. The transfer agency fees are determined through negotiations with the Fund's Board of Trustees and are based on competitive market benchmarks. During the fiscal years ended December 31, 1998, 1997 and 1996, Investor Services, shareholder service agent for the Registrant, received fees aggregating $14,700, $15,000 and $15,000, respectively.



ITEM 16.  BROKERAGE ALLOCATION AND OTHER PRACTICES.



     The Adviser is responsible for decisions to buy and sell securities for the Registrant and for the placement of its portfolio business and the negotiation of the commissions paid on such transactions. While the Adviser will be primarily responsible for the placement of the Registrant's portfolio business, the policies and practices in this regard will at all times be subject to review by the Managing General Partners of the Registrant. It is the policy of the Adviser to seek prompt execution of orders in an effective manner at the best security price available with respect to each transaction. In over-the-counter transactions, orders are placed directly with a principal market maker unless it is believed that a better price and execution can be obtained by using a broker. Except to the extent that the Registrant may pay higher brokerage commissions for brokerage and research services (as described below) on a portion of its transactions executed on securities exchanges, the Adviser seeks the best security price at the most favorable commission rate. The Registrant paid no brokerage commissions during the fiscal years ended December 31, 1998, 1997 and 1996, respectively.



     In selecting dealers and in negotiating commissions, the Adviser considers the firm's reliability, the quality of its execution services on a continuing basis and its financial condition. When more than one firm is believed to meet these criteria, preference may be given to firms which also provide research services to Registrant or the Adviser.



     The Adviser may cause an account to pay a broker or dealer who supplies brokerage and research services, a commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting the transaction. Brokerage and research services include (a) furnishing advice as to the value of securities, the advisability of investing in, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities, (b) furnishing analyses and reports concerning issuers, industries, securities, economic factors and trends, portfolio strategy, and the performance of accounts, and (c) effecting securities transactions and performing functions incidental thereto (such as clearance, settlement and custody).



     The Registrant's Managing General Partners have authorized the Adviser to cause the Registrant to incur brokerage commissions in an amount higher than the lowest available rate in return for research services provided to the Adviser. The Adviser is of the opinion that the continued receipt of supplemental investment research services from dealers is essential to its provision of high quality portfolio management services to Registrant. The Adviser undertakes that such higher commissions will not be paid by Registrant unless (a) the Adviser determines in good faith that the amount is reasonable in relation to the services in terms of the particular transaction or in terms of the Adviser's overall responsibilities with respect to the accounts as to which it exercises investment discretion, (b) such payment is made in compliance with applicable state and federal laws, and (c) in the opinion of the Adviser, the total commissions paid by Registrant are reasonable in relation to the expected benefits to Registrant over the long term. The investment advisory fee paid by Registrant under the investment advisory agreement is not reduced as a result of the Adviser's receipt of research services.



     The Adviser places portfolio transactions for the Registrant and other advisory accounts, including other investment companies. Research services furnished by firms through which Registrant effects its securities transactions may be used by the Adviser in servicing all of its accounts; not all of such services may be used by the Adviser in connection with Registrant. In the opinion of the Adviser, the benefits from research services to each of the accounts (including Registrant) managed by the Adviser cannot be measured separately. Because the volume and nature of the trading activities of the accounts are not uniform, the amount of commissions in excess of the lowest available rate paid by each account for brokerage and research services will vary. However, in the opinion of the Adviser, such costs to Registrant will not be disproportionate to the benefits received by Registrant on a continuing basis.


     The Adviser seeks to allocate portfolio transactions equitably whenever concurrent decisions are made to purchase or sell securities by Registrant and another advisory account. In some cases, this procedure could have an adverse effect on the price or the amount of securities available to Registrant. In making such allocations among Registrant and other advisory accounts, the main factors considered by the Adviser are the relative net assets, respective investment objectives, the relative size of portfolio holdings of the same or comparable securities, the availability of cash for investment, the size of investment commitments generally held, and opinions of the persons responsible for recommending the investment.


     The Adviser also may place portfolio transactions, to the extent permitted by law, with brokerage firms affiliated with the Registrant or the Adviser if it reasonably believes that the quality of execution and the commission are comparable to that available from other qualified firms. Similarly, to the extent permitted by law and subject to the same considerations on quality of execution and comparable commission rates, the Adviser may direct an executing broker to pay a portion or all of any commissions, concessions or discounts to a firm supplying research or other services.



ITEM 17.  CAPITAL STOCK AND OTHER SECURITIES.



        See Items 4 and 7.



ITEM 18.  PURCHASE, REDEMPTION AND PRICING OF SHARES.



     No shares are being offered to the public. The redemption price per share is equivalent to the net asset value per share as more fully described in Item 7.



ITEM 19.  TAXATION OF THE FUND.



        See Item 7.



ITEM 20.  UNDERWRITERS.



        Not Applicable.



ITEM 21.  CALCULATION OF PERFORMANCE DATA.



        Not Applicable.

ITEM 22.  FINANCIAL STATEMENTS.


                       REPORT OF INDEPENDENT ACCOUNTANTS

THE PARTNERS OF VAN KAMPEN EXCHANGE FUND
(A CALIFORNIA LIMITED PARTNERSHIP)

     We have audited the accompanying statement of assets and liabilities of Van Kampen Exchange Fund (a California Limited Partnership), including the portfolio of investments, as of December 31, 1998, and the related statement of operations for the year then ended, the statement of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the periods presented. These financial statements and financial highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 1998, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Van Kampen Exchange Fund as of December 31, 1998, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the periods presented, in conformity with generally accepted accounting principles.

KPMG LLP

Chicago, Illinois
February 11, 1999

                            PORTFOLIO OF INVESTMENTS

                               December 31, 1998
--------------------------------------------------------------------------------

                          Description                           Shares    Market Value
  ------------------------------------------------------------------------------------
  COMMON STOCKS  95.5%
  CONSUMER DISTRIBUTION  1.2%
  IKON Office Solutions, Inc. ................................    86,993   $   744,878

  Unisource Worldwide, Inc. ..................................    43,496       315,346
                                                                           -----------
                                                                             1,060,224
                                                                           -----------

  CONSUMER DURABLES  1.2%
  Dana Corp. .................................................    13,677       559,047

  SPX Corp. (a)...............................................     6,824       457,208
                                                                           -----------
                                                                             1,016,255
                                                                           -----------

  CONSUMER NON-DURABLES  4.4%
  International Flavors & Fragrances, Inc. ...................    49,712     2,196,649

  McCormick & Co., Inc. ......................................    48,259     1,631,757
                                                                           -----------
                                                                             3,828,406
                                                                           -----------

  CONSUMER SERVICES  0.2%
  Luby's Cafeterias, Inc. ....................................    13,367       206,353
                                                                           -----------

  ENERGY  10.1%
  Amerada Hess Corp. .........................................    21,200     1,054,700

  Amoco Corp. ................................................    25,600     1,545,600

  Apache Corp. ...............................................    11,406       288,714

  Baker Hughes, Inc. .........................................    25,634       453,402

  Halliburton Co. ............................................    30,320       898,230

  Kerr-McGee Corp. ...........................................    10,900       416,925

  Mobil Corp. ................................................    40,262     3,507,827

  Schlumberger, Ltd. .........................................    16,080       741,690
                                                                           -----------
                                                                             8,907,088
                                                                           -----------

  FINANCE  3.4%
  American International Group, Inc. .........................    22,234     2,148,360

  Household International, Inc. ..............................    21,372       846,866
                                                                           -----------
                                                                             2,995,226
                                                                           -----------

  HEALTHCARE  37.3%
  Allegiance Corp. ...........................................     2,000        93,250

  American Home Products Corp. ...............................    56,000     3,153,500

  Baxter International, Inc. .................................     5,000       321,562

  Johnson & Johnson, Inc. ....................................    54,432     4,565,484

  Merck & Co., Inc. ..........................................    25,188     3,719,953

  Schering-Plough Corp. ......................................   205,216    11,338,184

  Warner-Lambert Co. .........................................   127,290     9,570,617
                                                                           -----------
                                                                            32,762,550
                                                                           -----------


                                               See Notes to Financial Statements

                               December 31, 1998
--------------------------------------------------------------------------------

                          Description                           Shares    Market Value
  ------------------------------------------------------------------------------------
  PRODUCER MANUFACTURING  1.2%
  AlliedSignal, Inc. .........................................   12,528  $   555,147

  Fluor Corp. ................................................   12,831      546,119
                                                                         -----------
                                                                           1,101,266
                                                                         -----------

  RAW MATERIALS/PROCESSING INDUSTRIES  8.7%
  Air Products & Chemicals, Inc. .............................  109,090    4,363,600

  Alcan Aluminum, Ltd. .......................................   10,774      291,571

  Georgia Pacific Corp. ......................................   18,688    1,094,416

  Georgia Pacific Corp.--Timber Group.........................   18,688      445,008

  Louisiana Pacific Corp. ....................................   25,970      475,576

  Lubrizol Corp. .............................................   37,620      966,364
                                                                         -----------
                                                                           7,636,535
                                                                         -----------
  TECHNOLOGY  27.8%
  Intel Corp. ................................................  194,478   23,057,798

  International Business Machines Corp. ......................    7,508    1,387,103
                                                                         -----------
                                                                          24,444,901
                                                                         -----------

  TOTAL LONG-TERM INVESTMENTS  95.5%
      (Cost $7,411,346)................................................   83,958,804
  SHORT-TERM INVESTMENTS  4.5%
      (Cost $3,972,792)................................................    3,972,792
                                                                         -----------
  TOTAL INVESTMENTS  100.0%
      (Cost $11,384,138)...............................................   87,931,596
  LIABILITIES IN EXCESS OF OTHER ASSETS  0.0%..........................      (14,864)
                                                                         -----------
  NET ASSETS  100.0%...................................................  $87,916,732
                                                                         ===========

 (a) Non-income producing security as this stock currently does not declare dividends.

                                               See Notes to Financial Statements

                      STATEMENT OF ASSETS AND LIABILITIES

                               December 31, 1998
--------------------------------------------------------------------------------

ASSETS:
Total Investments (Cost $11,384,138)........................  $87,931,596
Cash........................................................        6,155
Dividends Receivable........................................       81,145
Other.......................................................       97,133
                                                              -----------
      Total Assets..........................................   88,116,029
                                                              -----------
LIABILITIES:
Payables:
  Investment Advisory Fee...................................       36,677
  Affiliates................................................        6,498
  Income Distributions......................................        1,486
Managing General Partners' Retirement Plan..................      123,280
Accrued Expenses............................................       31,356
                                                              -----------
      Total Liabilities.....................................      199,297
                                                              -----------
NET ASSETS..................................................  $87,916,732
                                                              ===========
NET ASSETS WERE COMPRISED OF:
276,745 units of limited partnership interest...............  $86,783,448
3,395 units of non-managing general partnership interest....    1,064,618
219 units of managing general partnership interest..........       68,666
                                                              -----------
NET ASSETS..................................................  $87,916,732
                                                              ===========
NET ASSET VALUE PER UNIT ($87,916,732 divided by 280,359
  units of partnership interest outstanding)................  $    313.59
                                                              ===========

                                               See Notes to Financial Statements

                            STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1998
--------------------------------------------------------------------------------


INVESTMENT INCOME:
Dividends...................................................  $   964,747
Interest....................................................      194,093
                                                              -----------
    Total Income............................................    1,158,840
                                                              -----------
EXPENSES:
Investment Advisory Fee.....................................      392,398
Managing General Partners' Fees and Expenses................       51,282
Shareholder Reports.........................................       41,550
Accounting..................................................       37,424
Custody.....................................................       15,764
Legal.......................................................        5,553
Other.......................................................       41,312
                                                              -----------
    Total Expenses..........................................      585,283
                                                              -----------
NET INVESTMENT INCOME.......................................  $   573,557
                                                              ===========
REALIZED AND UNREALIZED GAIN/LOSS
Net Realized Gain...........................................  $ 2,475,843
                                                              -----------
Unrealized Appreciation/Depreciation:
  Beginning of the Period...................................   59,358,909
  End of the Period.........................................   76,547,458
                                                              -----------
Net Unrealized Appreciation During the Period...............   17,188,549
                                                              -----------
NET REALIZED AND UNREALIZED GAIN............................  $19,664,392
                                                              ===========
NET INCREASE IN NET ASSETS FROM OPERATIONS..................  $20,237,949
                                                              ===========

                                               See Notes to Financial Statements

                       STATEMENT OF CHANGES IN NET ASSETS

                 For the Years Ended December 31, 1998 and 1997
--------------------------------------------------------------------------------

                                                          Year Ended          Year Ended
                                                       December 31, 1998   December 31, 1997
--------------------------------------------------------------------------------------------
FROM INVESTMENT ACTIVITIES:
Operations:
Net Investment Income.................................    $   573,557         $   564,318
Net Realized Gain.....................................      2,475,843           5,272,722
Net Unrealized Appreciation During the Period.........     17,188,549           6,023,602
                                                          -----------         -----------
Change in Net Assets from Operations..................     20,237,949          11,860,642
Distributions from Net Investment Income..............       (366,286)           (379,623)
                                                          -----------         -----------
NET CHANGE IN NET ASSETS FROM INVESTMENT ACTIVITIES...     19,871,663          11,481,019
                                                          -----------         -----------
FROM PARTNERSHIP UNIT TRANSACTIONS:
Proceeds from Units Issued Through Dividend
  Reinvestment........................................         49,579              50,220
Cost of Units Repurchased.............................     (2,278,503)         (3,024,080)
                                                          -----------         -----------
NET CHANGE IN NET ASSETS FROM
  PARTNERSHIP UNIT TRANSACTIONS.......................     (2,228,924)         (2,973,860)
                                                          -----------         -----------
TOTAL INCREASE IN NET ASSETS..........................     17,642,739           8,507,159
NET ASSETS:
Beginning of the Period...............................     70,273,993          61,766,834
                                                          -----------         -----------
End of the Period (Including accumulated undistributed
  net investment income of $2,825,384 and $2,618,113,
  respectively).......................................    $87,916,732         $70,273,993
                                                          ===========         ===========
CHANGE IN PARTNERSHIP UNITS OUTSTANDING:
Units Issued Through Dividend Reinvestment............            180                 210
Units Repurchased.....................................         (8,376)            (12,445)
                                                          -----------         -----------
    Decrease in Partnership Units Outstanding.........         (8,196)            (12,235)
                                                          ===========         ===========

                                               See Notes to Financial Statements

                              FINANCIAL HIGHLIGHTS

The following schedule presents financial highlights for one unit of partnership interest outstanding throughout the periods indicated.
--------------------------------------------------------------------------------

                                                   Year Ended December 31 (a)
                                       --------------------------------------------------
                                         1998       1997       1996      1995      1994
-----------------------------------------------------------------------------------------
Net Asset Value, Beginning of the
  Period.............................  $243.538   $205.349   $ 151.88   $115.36   $111.32
                                       --------   --------   --------   -------   -------
  Net Investment Income..............     2.010      1.908      1.488      1.62      1.62
  Net Realized and Unrealized Gain...    69.318     37.561     53.261     36.18      3.70
                                       --------   --------   --------   -------   -------
Total from Investment Operations.....    71.328     39.469     54.749     37.80      5.32
Less Distributions from Net
  Investment Income..................     1.280      1.280      1.280      1.28      1.28
                                       --------   --------   --------   -------   -------
Net Asset Value, End of the Period...  $313.586   $243.538   $205.349   $151.88   $115.36
                                       ========   ========   ========   =======   =======
Total Return.........................    29.36%     19.23%     36.21%    32.89%     4.82%
Net Assets at End of the Period (In
  millions)..........................  $   87.9   $   70.3   $   61.8   $  47.8   $  37.7
Ratio of Expenses to Average Net
  Assets.............................      .74%       .75%       .93%      .88%      .89%
Ratio of Net Investment Income to
  Average Net Assets.................      .73%       .80%       .87%     1.16%     1.45%
Portfolio Turnover...................        0%         0%         0%        0%        0%

(a) Based on average units outstanding.

                                               See Notes to Financial Statements

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1998
--------------------------------------------------------------------------------

1. SIGNIFICANT ACCOUNTING POLICIES

Van Kampen Exchange Fund (the "Fund"), a California limited partnership, is a partnership registered under the Investment Company Act of 1940, as amended, as a diversified open-end investment management company. The Fund seeks capital appreciation in a portfolio of common stock. The Fund commenced investment operations on December 16, 1976.

    The following is a summary of significant accounting policies consistently followed by the Fund in the preparation of its financial statements. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

A. SECURITY VALUATION--Investments in securities listed on a securities exchange are valued at their sale price as of the close of such securities exchange. Fixed income investments are stated at value using market quotations. Unlisted securities and listed securities for which the last sales price is not available are valued at the mean between the last reported bid and ask price. For those securities where quotations or prices are not available, valuations are determined in accordance with procedures established in good faith by the Managing General Partners. Short-term securities with remaining maturities of 60 days or less are valued at amortized cost.

B. SECURITY TRANSACTIONS--Security transactions are recorded on a trade date basis. Realized gains and losses are determined on an identified cost basis.

    The Fund may invest in repurchase agreements which are short-term investments whereby the Fund acquires ownership of a debt security and the seller agrees to repurchase the security at a future time and specified price. The Fund may invest independently in repurchase agreements, or transfer uninvested cash balances into a pooled cash account along with other investment companies advised by Van Kampen Asset Management Inc. (the "Adviser") or its affiliates, the daily aggregate of which is invested in repurchase agreements. Repurchase agreements are fully collateralized by the underlying debt security. The Fund will make payment for such securities only upon physical delivery or evidence of book entry transfer to the account of the custodian bank.

                               December 31, 1998
--------------------------------------------------------------------------------

The seller is required to maintain the value of the underlying security at not less than the repurchase proceeds due the Fund.

C. INVESTMENT INCOME--Dividend income is recorded on the ex-dividend date and interest income is recorded on an accrual basis. Discounts are amortized over the life of each applicable security. Premiums on debt securities are not amortized.

D. FEDERAL INCOME TAXES--The Fund has met the qualifications to be classified as a partnership for federal income tax purposes and intends to maintain this qualification in the future. A partnership is not subject to federal income tax.

    At December 31, 1998, for federal income tax purposes the cost of long- and short-term investments is $7,048,595; the aggregate gross unrealized appreciation is $80,883,001 and the aggregate gross unrealized depreciation is $0, resulting in net unrealized appreciation of $80,883,001.

E. DISTRIBUTION OF INCOME AND GAINS--Quarterly distributions to partners are recorded on the record date. Net investment income is allocated daily to each partner, relative to the total number of units held. Capital gains or losses will be allocated equally among units outstanding on the day recognized.

2. INVESTMENT ADVISORY AGREEMENT AND OTHER TRANSACTIONS WITH AFFILIATES

Under the terms of the Fund's Investment Advisory Agreement, the Adviser will provide facilities and investment advice to the Fund for an annual fee payable monthly of .50% based on the average daily net assets of the Fund.

    For the year ended December 31, 1998, the Fund recognized expenses of approximately $2,000 representing legal services provided by Skadden, Arps, Slate, Meagher & Flom (Illinois), counsel to the Fund, of which a trustee of the Fund is an affiliated person.

    For the year ended December 31, 1998, the Fund recognized expenses of approximately $37,400 representing Van Kampen Inc.'s or its affiliates' (collectively "Van Kampen") cost of providing accounting services to the Fund.

    Van Kampen Investor Services Inc. ("VKIS"), an affiliate of the Adviser, serves as the shareholder servicing agent for the Fund. For the year ended December 31, 1998, the Fund recognized expenses of approximately $14,700. Beginning in 1998, the transfer

                               December 31, 1998
--------------------------------------------------------------------------------

agency fees are determined through negotiations with the Fund's Managing General Partners and are based on competitive benchmarks.

    Managing general partners of the Fund who are not affiliated with the Adviser are compensated by the Fund at the annual rate of approximately $500 plus a fee of $250 per Board meeting attended.

    The Managing General Partners of the Fund instituted a Retirement Plan effective April 1, 1996. The Plan is not funded, and obligations under the Plan will be paid solely out of the Fund's general accounts. The Fund will not reserve or set aside funds for the payment of its obligations under the Plan by any form of trust or escrow. For the current Managing General Partners not affiliated with the Adviser, the annual retirement benefit payable per year for a ten year period is based upon the highest total annual compensation received in any of the three calendar years preceding retirement. Managing General Partners with more than five but less than ten years service at retirement will receive a prorated reduced benefit. Under the Plan, for the Managing General Partners retiring with the effectiveness of the Plan, the annual retirement benefit payable per year for a ten year period is equal to 75% of the total compensation received from the Fund during the 1995 calendar year.

    At December 31, 1998, the Adviser and Van Kampen Exchange Corp., as non-managing general partners of the Fund, owned 354 and 3,019 units of partnership interest, respectively.

3. PARTNERSHIP UNIT TRANSACTIONS

Partners of the Fund may redeem units at any time. The net asset value of units redeemed, other than redemptions under a systematic withdrawal plan, may be paid in cash or securities, at the option of the Fund, and will ordinarily be paid in whole or in part in securities. The Fund's valuation will determine the quantity of securities tendered. The Fund will select securities for tender in redemptions based on tax or investment considerations.

4. INVESTMENT TRANSACTIONS

During the period, the cost of purchases and proceeds from sales of investments, excluding short-term investments, were $262,500 and $2,753,629, respectively.

                                     PART C

                               OTHER INFORMATION

ITEM 23.  EXHIBITS

                   (a)       Restated and Amended Certificate and Agreement of Limited
                             Partnership+
                      (1)    Amendment to Certificate of Limited Partnership, on Form
                             LP-1(1)
                      (2)    Amendment to Certificate of Limited Partnership, on Form
                             LP-2(2)
                      (3)    Amendment to Certificate of Limited Partnership, on Form
                             LP-2(4)
                      (4)    Amendment to Certificate of Limited Partnership, on Form
                             LP-2+
                   (b)       Bylaws+
                   (c)       Copy of Specimen Certificate+
                   (d)       Investment Advisory Agreement(4)
                   (e)       Not Applicable
                   (f)       Not Applicable
                   (g)(1)    Custodian Contract(3)
                      (2)    Transfer Agency and Service Agreement(4)
                   (h)       Not Applicable
                   (i)       Not Applicable
                   (j)       Consent of Independent Auditors+
                   (k)       Not Applicable
                   (l)       Not Applicable
                   (m)       Not Applicable
                   (n)       Financial Data Schedule+
                   (o)       Not Applicable

---------------
(1) Incorporated herein by reference to Post-Effective Amendment No. 16 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 26, 1995.

(2) Incorporated herein by reference to Post-Effective Amendment No. 17 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 29, 1996.

(3) Incorporated herein by reference to Post-Effective Amendment No. 75 to Van Kampen American Capital Growth and Income Fund's Registration Statement on Form N-1A, File Number 2-21657, filed March 27, 1998.

(4) Incorporated herein by reference to Post-Effective Amendment No. 19 to Registrant's Registration Statement on Form N-1A, File Number 811-2611, filed April 27, 1998.

 +  Filed Herewith.

ITEM 24.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT

     None.

ITEM 25.  INDEMNIFICATION

     Article XIII, Section 13.4 of Registrant's Restated and Amended Certificate and Agreement of Limited Partnership provides as follows:

     "The Partnership shall indemnify each General Partner (including officers and or directors of a corporate General Partner and including former General Partners who have not ceased to be liable as General Partners under the Partnership Act) against judgments, fines, amounts paid in settlement, and expenses (including attorneys' fees) reasonably incurred by him in any civil, criminal or investigative proceeding in which he is involved or threatened to be involved by reason of his being a General Partner of the Partnership, provided that he acted in good faith, within what he reasonably believed to be the scope of his authority, and for a purpose which he reasonably believed to be within the scope of his authority, and for a purpose which he reasonably believed to be in the best interests of the Partnership or the Limited Partners. To the extent that a General Partner has been successful on the merits or otherwise in defense of any such proceeding or in defense of any claim or matter therein, he shall be deemed to have acted in good faith and in a manner he believed to be in the best interests of the Partnership or the Limited Partners. The determination under any other circumstances as to whether a General Partner acted in good faith, within what he reasonably believed to be the scope of his authority, and for a purpose which he reasonably believed to be in the best interests of the Partnership or the Limited Partners, shall be made by action of the General Partners who were not parties to such proceedings, or by independent legal counsel selected by the General Partners (who may be the regular counsel for the Partnership) in a written opinion. No General Partner shall be indemnified under this provision against any liability to the Partnership or its Partners to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable statute, agreement, vote of the General Partners or Limited Partners, or otherwise."


ITEM 26. BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER



     See "Management, Organization and Capital Structure" in Part A and "Management of the Fund" in the Statement of Additional Information for information regarding the business of the Adviser. For information as to the business, profession, vocation and employment of a substantial nature of directors and officers of the Adviser, reference is made to the Adviser's current Form ADV (File No. 801-1669) filed under the Investment Advisers Act of 1940, as amended, incorporated herein by reference.



ITEM 27. PRINCIPAL UNDERWRITERS


     Not applicable.


ITEM 28. LOCATION OF ACCOUNTS AND RECORDS



     All accounts, books and other documents required by Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder to be maintained (i) by Registrant will be maintained at its offices, located at Van Kampen Investments Inc., 1 Parkview Plaza, PO Box 5555, Oakbrook Terrace, IL 60181-5555, Van Kampen Investor Services Inc., 7501 Tiffany Springs Parkway, Kansas City, MO 64153, or at the State Street Bank and Trust Company, 1776 Heritage Drive, North Quincy, MA; and (ii) by the Adviser, will be maintained at its offices, located at 1 Parkview Plaza, PO Box 5555, Oakbrook Terrace, Illinois 60181-5555.



ITEM 29.  MANAGEMENT SERVICES


     Not applicable.


ITEM 30.  UNDERTAKINGS



     Not applicable.

                                   SIGNATURE


     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Van Kampen Exchange Fund, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Oakbrook Terrace, and the State of Illinois, on the 23rd day of April, 1999.


                                    VAN KAMPEN EXCHANGE FUND



                                    By /s/ DENNIS J. MCDONNELL

                                      ------------------------------------------

                                            Dennis J. McDonnell


                                            President

                            VAN KAMPEN EXCHANGE FUND

                INDEX TO EXHIBITS TO AMENDMENT NO. 20, FORM N-1A
    AS SUBMITTED TO THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 23, 1999

EXHIBIT                                             DESCRIPTION OF
  NO.                                                  EXHIBIT
-------                                             --------------
(a)                          Restated and Amended Certificate and Agreement of Limited
                             Partnership
(a)(4)                       Amendment to Certificate of Limited Partnership, on Form
                             LP-2
(b)                          Bylaws
(c)                          Copy of Specimen Certificate
(j)                          Consent of Independent Auditors
(n)                          Financial Data Schedule